Exhibit 10.27

EXHIBIT “A”

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is dated as of June      2009, by and between eResearchTecnology, Inc., a Delaware corporation (“Provider”) and OmniComm Systems Inc., a Delaware corporation (“Buyer”).

WHEREAS, on even date herewith, Buyer purchased from Provider certain assets of the Provider’s electronic data capture business pursuant to that certain Asset Purchase Agreement (the “Purchase Agreement”) dated the date hereof between Provider and Buyer.

WHEREAS, Provider is prepared to provide certain services to Buyer following the date hereof upon the terms and conditions set forth herein.

NOW THEREFORE, for and in consideration of the premises and mutual covenants and agreements contained herein and in the Purchase Agreement, the parties agree as follows:

ARTICLE XIX

SERVICES PROVIDED

Services. Upon the terms and subject to the conditions set forth in this Agreement, Provider shall use commercially reasonable efforts to provide to Buyer each of those services set forth in Schedule A (the “Services”).

Representatives. Promptly after the date hereof, Provider and Buyer shall each nominate a representative to act as its primary contact person to coordinate the provision of all of the Services. Any amendments to this Agreement must be approved in advance by such representatives.

Level of Services. Provider shall perform the Services in a manner reasonably consistent with past practice and reasonably consistent with industry standards.

Limitation of Liability. The parties hereto acknowledge and agree that the Services are provided by Provider: (a) at the request of Buyer in order to accommodate it following the Closing under the Purchase Agreement, (b) at the costs and period of performance set forth in Schedule A attached hereto, and (c) with the expectation that Provider is not assuming any financial or operational risks, including those usually assumed by a service provider, except for those risks set forth herein. Each party agrees that the other party, its subsidiaries and affiliates and their respective directors, officers, employees, representatives, consultants and agents shall not be liable for any indirect, incidental or consequential damages, including lost profits, loss of market value, or savings, whether or not such damages are foreseeable. In the event Provider commits an error with respect to or incorrectly performs or fails to perform any Service, at Buyer’s request, Provider shall make a good faith attempt to correct such error, re-perform or perform such Service at no additional cost to Buyer. In no event shall the liability of either party under this Agreement exceed the aggregate of the amounts paid hereunder during the Term of this Agreement.

Indemnity.

Buyer shall defend, indemnify and hold Provider and its affiliates and the respective directors, officers, employees, agents, successors and assigns of Provider or its affiliates harmless, to the full extent permitted in law or equity, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing (collectively, “Claims”), to the extent such Losses arising from Claims are proximately caused by or resulting from: (i) the negligence, reckless conduct or willful misconduct of Buyer or its affiliates, and their respective employees or agents in the performance of this Agreement or otherwise, (ii) any breach by Buyer of its obligations under this Agreement (iii) the presence at, or occupation or use of, Provider’s facilities by any employee, agent or other representative of Buyer, or (iv) any violation by Buyer of any applicable U.S. or other federal, state or local regulation, statute or order in the performance of this Agreement, except to the extent that such Losses arising from Claims arise from the negligence, reckless conduct or willful misconduct of Provider or any affiliate thereof or any employee, agent or representative of Provider or any affiliate thereof.

Provider shall defend, indemnify and hold Buyer and its affiliates and the respective directors, officers, employees, agents, successors and assigns harmless, to the full extent permitted in law or equity, from and against any and all Losses arising from Claims, to the extent such Losses arising from Claims are proximately caused by or resulting from: (i) the negligence, reckless conduct or willful misconduct of Provider, its employees or agents in the performance of the Services or otherwise, (ii) any breach by Provider of its obligations under this Agreement, or (iii) any violation by Provider of any applicable U.S. or other federal, state or local regulation, statute or order arising out of Provider’s duties under this Agreement, except to the extent that such Losses arising from Claims arise from the negligence, reckless conduct or willful misconduct of Buyer or any of its affiliates or any employee, agent or representative of Buyer or any affiliate thereof.

Force Majeure. Any failure or omission by a party in the performance of any obligation under this Agreement shall not be deemed a breach of this Agreement or create any liability, if the same arises from any cause or causes beyond the control of such party, including but not limited to, the following, which, for purposes of this Agreement shall be regarded as beyond the control of each of the parties hereto: acts of God, fire, storm, flood, earthquake, governmental regulation or direction, war, terrorist acts, insurrection riot, invasion, strike or lockout; provided, however that such party shall resume the performance whenever such causes are removed.

No Obligation to Continue to Use Services; Provider to Assist in Transitioning. Buyer shall not be obligated to use the Services and may terminate the Services at any time by giving Provider ten (10) days prior notice thereof in accordance with the notice provisions herein, or as otherwise mutually agreed between the parties.

ARTICLE XX

COMPENSATION

Consideration. As consideration for the Services, Buyer shall pay to Provider the cost specified for each such Service as set forth in Schedule A. The monthly cost for the Services if terminated pursuant to Section 1.7 shall be prorated for the month in which the Services are terminated.

Invoices. After the end of each month, Provider will submit a single itemized invoice to Buyer for all Services provided to Buyer during such month. All invoices shall be sent to the attention of the Primary Coordinator at the address set forth in Section 5.1 hereof or to such other address as Buyer shall have specified by notice to Provider.

Payment of Invoices. Payment of all invoices shall be made by check or electronic funds transmission in U.S. Dollars, without any offset or deduction of any nature whatsoever within thirty (30) days of the invoice date. All payments shall be made to the account designated by Provider to Buyer.

ARTICLE XXI

CONFIDENTIALITY

Obligation. Except as compelled by a court of proper jurisdiction or as required by applicable law or stock exchange regulation, neither party nor its subsidiaries shall use or permit the use of (without the prior written consent of the other party) and shall keep, and shall cause its consultants and advisors to keep, confidential all information (other than information that is in the public domain, is independently developed or is rightly received from a third party who is not known after reasonable inquiry by the disclosing party to be subject to a confidentiality obligation with respect to the disclosed information) concerning the other party and its subsidiaries and affiliates received pursuant to or in connection with this Agreement.

Care and Inadvertent Disclosure. With respect to any confidential information each party agrees as follows:

it shall use the same degree of care in safeguarding said information as it uses to safeguard its own information which must be held in confidence, but not less than reasonable care;

upon the discovery of any inadvertent disclosure or unauthorized use of said information, or upon obtaining notice of such a disclosure or use from any other party, it shall take reasonable actions to prevent any other inadvertent disclosure or unauthorized use;

to promptly return the confidential information to the other party upon termination of this Agreement.

3.3 Confidential Information of Provider or its Affiliates. Notwithstanding anything contained herein to the contrary, any confidential information relating exclusively to the EDC Business (as defined in the Purchase Agreement) transferred by Provider to Buyer under the Purchase Agreement shall be deemed the sole property of Buyer and Provider shall keep such information confidential as required by this Agreement for the protection and benefit of Buyer, and Provider shall have no right to assert at any time after Closing under the Purchase Agreement that such confidential information is still proprietary to Provider and all restrictions imposed upon Buyer with respect to such confidential information shall become null and void as of the date of such Closing; provided, that Provider shall have access to such confidential information during the Term to provide the Services.

ARTICLE XXII

TERM

Term. This Agreement shall become effective on the date hereof and shall remain in force until the 90-day anniversary (the “Term”) of the date hereof (the “Expiration Date”), unless Buyer has terminated all of the Services in accordance with Section 1.7 before the Expiration Date or the parties mutually agree to extend the Term. Notwithstanding the above, each party hereto agrees to use its commercially reasonable efforts to expedite the transition of the responsibility for each of the Services to Buyer.

Termination of Obligations. Buyer agrees and acknowledges that Provider’s obligations to provide all of the Services hereunder shall immediately cease upon the termination of this Agreement.

Survival of Certain Obligations. Without prejudice to the survival of the other agreements to which both Provider and Buyer is a party, the obligations of each party under Sections 1.4 and 1.5, and Article III of this Agreement shall survive the termination of this Agreement.

ARTICLE XXIII

MISCELLANEOUS

5.1 Notices and Requests. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or express mail (postage prepaid) or by telecopier to the parties at the following addresses and facsimile numbers:

if to Provider to:

eResearch Technology, Inc.

1818 Market Street

Philadelphia, PA 19103-4001

Attention: Mr. Keith Schneck, Chief Financial Officer

Telephone No.: 215-282-5566

Fax No.: 215-565-2532

if to Buyer to:

OmniComm Systems, Inc.

2101 W. Commercial Blvd., Suite 4000

Ft. Lauderdale, FL 33309

Attn: Ronald T. Linares, CFO

Telephone: (954) 473-1254

Facsimile: (954) 473-1256

E-Mail: rtlcfo@omnicomm.com

Primary Coordinator:

or to such other address as the party to receive the notice or request shall designate by notice to the other party. The effective date of any notice or request given in connection with this Agreement shall be the date on which it is received by the addressee.

5.2 Governing Law; Venue. This Agreement and all rights and liabilities of the parties hereunder shall be subject to and governed by the laws of the State of Delaware, without regard to principles of conflict of laws.

5.3 Interpretation. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. The captions of the Sections and subsections of this Agreement are for convenience only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

5.4 Headings. The headings or titles in this Agreement are for the purposes of reference only and shall not in any way affect the interpretation or construction hereof.

5.5 Incorporation of Schedules. Schedules hereto are hereby incorporated herein and made a part of this Agreement, and such incorporation includes, for the sake of clarity, the provisions relating to costs set forth in Schedule A.

5.6 No Waiver. The failure by Buyer or Provider at any time to enforce any of the terms, provisions or conditions of this Agreement shall not constitute or be construed as a waiver of the same and any single or partial exercise by Buyer or Provider of any right under this Agreement shall not preclude any further or other exercise of the same of the exercise of any other right.

5.7 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes and cancels all prior and contemporaneous agreements, claims, representations and understandings of the parties in connection with such subject matter.

5.8 Amendment. This Agreement shall not be modified or amended except by written agreement signed on behalf of Provider and Buyer by their respective duly authorized representatives.

5.9 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly; provided, however, that (a) Provider may assign this Agreement without the other’s consent to any of its direct or indirect parents or subsidiaries and (b) Provider may assign this Agreement to any successor to its business, whether by merger, reorganization or otherwise; provided, further, that any such assignment shall not relieve the assignor of its obligations under this Agreement. Any attempt to assign any rights or obligations arising under this Agreement in contravention with this paragraph shall be null and void ab initio.

5.10 Successors and Assigns. Each of the terms, provisions, and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and permitted assigns.

5.11 Cumulative Remedies. No remedy made available hereunder by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

5.12 No Third-Party Beneficiaries. Nothing in this Agreement will be construed as giving any person, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

5.13 Severability. Each provision of this Agreement is intended to be severable. Should any provision of this Agreement or the application thereof be judicially declared to be or become illegal, invalid, unenforceable or void, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties.

5.14 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating a partnership or the relationship of principal and agent or joint venturer between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship of buyer and provider of services nor be deemed to vest any rights, interests or claims in any third parties.

5.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Transition Services Agreement as of the date first above written.

PROVIDER:	BUYER:

eReserachTechnology, Inc. a Delaware corporation	OmniComm Systems, Inc. a Delaware corporation

By:	By:
Name:	Name:s
Title:	Title:

SCHEDULE A

SERVICES

This Schedule A identifies all tasks and costs to support the Buyer during the transition period including IT Support and Facility.

Ongoing IT Support During Transition

The Provider’s IT staff will continue to provide the services listed in IT Task Items 1, 2, 3 and 4 below on a monthly basis in support of the eClinical systems, as deployed on the closing date of the transaction. The system environments include a production, development, QA and training environment.

Note. In most cases routine IT support for customers and employees is covered by the above costs. Should there be a need for second level support this will be discussed and approved in advance by the Buyer. A standard fee of $125 / hour will be applied for second level support.

In the exceptional case of a customer requiring second level support to resolve a key issue during off hours or at a time when the Buyer is unavailable to immediately approve the Provider will reserve the right to proceed and then seek Buyer approval as soon as the Buyer is available.

Should the Buyer request upgrades in HW, SW, services or support upgrades a separate task will be jointly defined and negotiated in advance of any incurring any expenses.

Description of IT Tasks

1.	Equinix Data Center Hosting (Servers, Storage and Bandwidth)

•	Production Environment

•	Development Environment

•	QA Environment

•	Training Environment

All environments will be supported as per their current configurations. All requests for upgrades, replacement hardware or increases in any services will require Buyer and Provider to agree on specifications. Costs for any such changes will be the responsibility of the Buyer.

2.	Backup and Recovery (Backup procedures and Off Site Storage)

•	Continue process for incremental and full backups

•	Submit backup to offsite storage

3.	Routine Database Administration and Performance Monitoring Routine Systems Administration (Account setups, passwords, … ) Routine Security and Network Administration

If second level trouble shooting should be needed the rate would be $125 / hour. Second level activities and estimates will be approved by the Buyer in advance.

Buyer will on day one of the transaction provide email accounts for Buyer staff. Provider will forward email to the Buyer for the period of this Transition agreement.

4.	Telephone Support for Individuals and Customer Care system

Provider will provide support for voice services, local DID and long distance and the day-to-day administration of PBX and voicemail.

Facility

Facility costs includes space for 16 Buyer staff including conference rooms, use of kitchen space and support from receptionists limited to the signing in and out of Buyer’s guest visitors. Provider shall provide Internet access to Buyer and its employees. Buyer shall procure insurance to adequately cover Buyers’ staff and visitors and insure Provider.

All space will be provided as is with no construction or changes to the facility. There will be no physical separation of the Buyer’s space from the Provider’s space other than an effort to co-locate the Buyer’s staff at one end of the Provider’s suite.

Costs – The costs for IT support and Facility will be $25,000 per month.

Final Transition

A task will be defined to support the Buyer’s final transition of all systems to the Buyer’s location of choice. This task and associated costs will be defined upon further discussion with the Buyer’s technical staff as to what services they require of Provider.